EXHIBIT 99.1

PharmChem Reports Third Quarter 2003 Results

HALTOM CITY, Texas, Nov. 14, 2003 (PRIMEZONE) -- PharmChem, Inc. (Nasdaq:PCHMC) announced that its net sales for the third quarter ended September 30, 2003 were $6,942,000 or 5.1% lower than 2002's third quarter net sales of $7,316,000. The Company reported net income for the current quarter of $249,000, or $0.04 per share, versus a net loss of $825,000 or $0.14 per share, a year ago. As more fully described below, this year's current quarter includes a gain of $665,000, or $0.11 per share, resulting from the early extinguishment of subordinated debt.

For the nine months ended September 30, 2003, net sales from continuing operations were $20,391,000, a decrease of 10.8% from last year's net sales of $22,858,000. The Company reported a net loss for the first nine months of 2003 of $1,039,000, or $0.18 per share, versus a loss from continuing operations last year of $1,343,000, or $0.23 per share.

Last year's results exclude the results of Medscreen, which was sold in March of 2002, and are being reported as discontinued operations. After including Medscreen's net income of $359,000 in 2002 and the net gain on the sale of Medscreen of $4,277,000, the Company reported net income of $3,293,000, or $0.56 per share, for the first nine months of 2002.

In this year's third quarter, laboratory specimen volume fell by nearly 10% from the same period a year ago. Workplace volume increased 11.1% in the current quarter as pre-employment testing improved slightly over last year's very low levels. While there has been some indication of an improved economy, new employment is still very weak.

Criminal justice volume in the current quarter was down over 15%. Governmental budgetary constraints continue to adversely affect this customer group.

Net sales of products and other non-laboratory services rose slightly by 1.6% in this year's third quarter. These sales comprised 25% of net sales in the third quarter of 2003 versus 23% in 2002. The Company shipped its first random generator system to one of its customers in this year's third quarter. This system was developed by the Company to assist customers in readily selecting candidates for their random testing programs.

Capital expenditures for the first nine months of 2003 were $364,000 versus $1,183,000 last year and depreciation and amortization expenses were $1,576,000 this year compared to $1,698,000 last year.

As previously reported, the Administrative Office of U.S. Courts ("AOUSC") notified the Company that its drug testing program had been awarded to three other laboratories. Heretofore, the Company had performed nearly all of the drug testing for AOUSC and has done so for nearly 15 years. The current contract between AOUSC and the Company originally expired late last year after running for five years. During this time, the AOUSC requested and the Company granted several extensions of the term of the existing contract, the last of which ends on November 30, 2003. However, the Company continues to perform drug testing for AOUSC on a national basis and it is unclear when the transition will commence.

The Company believes that it has grounds to protest the award and filed a protest with the Government Accounting Office on October 23, 2003. If the protest is not successful, the loss of this customer will result in a significant adverse effect on the Company's operations and will require it to engage in significant cost reduction measures, including sizable layoffs.

During the first nine months of 2003, sales to AOUSC comprised nearly $5.8 million, or 28% of the Company's sales. It is unlikely the Company will be able to replace this business in the near future.

In September 2003, the Company implemented further cost reduction initiatives. Layoffs and delaying indefinitely the filling of open positions reduced administrative headcount by nine. In addition, the salaries of officers and highly compensated employees were reduced by 5% to 25% and their merit increases were temporarily suspended. These steps will reduce costs by over $500,000 on an annualized basis.

While the Company believes its operations in its Haltom City, Texas laboratory have experienced significant efficiencies, current volume levels and the possible loss of the AOUSC business have and may offset the continued realization of such benefits.

On June 30, 2003, the Company's subordinated debt holders agreed to an early payoff of the subordinated debt at a 50% discount. The Company agreed to a reduction in the exercise price of the 150,000 warrants held by the subordinated debt holders from $3.00 to $0.29 (the average of the closing prices for the 30 days ending June 26, 2003). The warrants continue to expire on September 30, 2006. As a result the Company reported a gain on the early extinguishment of debt in the third quarter of $665,000 which includes reductions for the unamortized discount (established when the subordinated debt was issued) and the fair value of re-pricing the warrants.

On October 14, 2003, the Company received a waiver until January 2004, of the Nasdaq $1.00 minimum bid price requirement. The waiver was granted as a result of a resolution adopted by the Board of Directors whereby the stockholders of the Company will be asked to consider a reverse stock split at a special stockholder meeting. Pursuant to the waiver, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days. In order to comply with the terms of the waiver, the Company must also be able to demonstrate compliance with all other requirements for continued listing on The Nasdaq SmallCap Market. During this waiver period, the Company's stock will trade under the symbol PHCMC.

The foregoing includes certain forward-looking statements which involve risks and uncertainties including, without limitation, competitive conditions, economic conditions, credit availability, the possibility that contracts may be terminated or not renewed (including the effect of the possible loss of the AOUSC contract as described above), customer acceptance of new products and regulatory issues. These and other factors affecting operating results are included in the Company's Form 10-K for the year ended December 31, 2002.

PharmChem is a leading independent laboratory providing integrated drug testing services on a national basis to corporate and governmental clients seeking to detect and deter the use of illegal drugs. PharmChem operates a certified forensic drug-testing laboratory in Haltom City, Texas.

                           PHARMCHEM INC.
            Condensed Consolidated Statements of Operations
       (000's omitted except per share amounts and percentages)
                            (unaudited)

                              Three Months Ended   Nine Months Ended
                                 September 30,        September 30,
                             -------------------  -------------------
                               2003       2002      2003       2002
                             --------   --------  --------   --------
 Net sales                     $6,942     $7,316   $20,391    $22,858
 Cost of sales                  5,278      5,790    15,948     17,707
                             --------   --------  --------   --------
 Gross profit                   1,664      1,526     4,443      5,151

 Operating expenses             1,984      2,193     5,766      6,139
                             --------   --------  --------   --------
 Loss from operations            (320)      (667)   (1,323)      (988)
                             --------   --------  --------   --------

 Interest expense                (100)      (167)     (403)      (506)
 Gain on early payoff
  of subordinated debt            665          -       665         -
 Other income (expense)             4          9        22         82
                             --------   --------  --------   --------
                                  569       (158)      284       (424)
                             --------   --------  --------   --------

 Income (loss) from
  continuing
  operations before
  income taxes                    249       (825)   (1,039)    (1,412)
 Benefit from income
  taxes                            -          -        -          (69)
                             --------   --------  --------   --------
   Income (loss) from
    continuing
    operations                    249       (825)   (1,039)    (1,343)
                             --------   --------  --------   --------

 Discontinued operations:
 Income from
  operations of
  Medscreen, Ltd.
  (less income taxes
  of $184)                        -          -         -          359
 Gain on sale of
  Medscreen (less
  income taxes of
  $1,116)                         -          -         -        4,277
                             --------   --------  --------   --------
 Net income (loss)              $ 249     $ (825)  $(1,039)   $ 3,293
                             ========   ========  ========   ========
 Net income (loss)
  per common share:

 Continuing operations         $ 0.04    $ (0.14)  $ (0.18)   $ (0.23)
 Discontinued
  operations                      -          -         -         0.79
                             --------   --------  --------   --------
 Net income                    $ 0.04    $ (0.14)  $ (0.18)    $ 0.56
                             ========   ========  ========   ========

 Weighted average
  shares outstanding            5,923      5,853     5,853      5,853
                             ========   ========  ========   ========

                            PHARMCHEM, INC.

                 Condensed Consolidated Balance Sheets
                           (000's omitted)
                             (Unaudited)

                                September 30,     December 31,
                                    2003             2002
                               --------------     ------------

 Cash                                $ 1,581          $ 4,213
 Other current assets                  5,215            5,611
                               --------------     ------------
 Total current assets                  6,796            9,824
 Property and equipment, net          10,859           12,074
 Non-current assets                      803              769
                               --------------     ------------
 Total                              $ 18,458         $ 22,667
                               ==============     ============

 Line of credit                          $ -          $ 3,334
 Current portion of
  long-term debt                       1,221            2,388
 Other current
  liabilities                          4,298            5,772
                               --------------     ------------
 Total current liabilities             5,519           11,494

 Long-term debt                        3,579              814
 Stockholders' equity                  9,360           10,359
                               --------------     ------------
 Total                              $ 18,458         $ 22,667
                               ==============     ============

CONTACT:  PharmChem, Inc.
          Joe Halligan
          President and CEO
          817-605-6601

          David Lattanzio
          Vice President and CFO
          817-605-6602